UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)
                                 Amendment No. 1

      INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-
          1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                           The Stride Rite Corporation
                           ---------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.25 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    863314100
                                    ---------
                                 (CUSIP Number)


                            Mr. James A. Mitarotonda
                  c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                February 23, 2006
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

                                  SCHEDULE 13D

CUSIP No. 863314100
______________________________________________________________________________
1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Equity Partners, L.P.                 13-4088890
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     679,187
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        679,187
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    679,187
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.85%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 863314100
______________________________________________________________________________
1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Investors, LLC                    13-4126527
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     679,187
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        679,187
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    679,187
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                              |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.85%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 863314100
______________________________________________________________________________

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Offshore Fund, Ltd. (BVI)
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  British Virgin Islands
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     506,182
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        506,182
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    506,182
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                             |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.38%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 863314100
______________________________________________________________________________

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Investments, L.P.                               20-2871525
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                       |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     410,269
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        410,269
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    410,269
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                         |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.12%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 863314100
______________________________________________________________________________
1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Advisors, LLC                         20-0327470
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                            |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     916,451
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        916,451
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    916,451
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                          |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    2.49%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IA, OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 863314100
______________________________________________________________________________
1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Capital Group, L.P.                            13-3635132
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                        |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,595,638
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,595,638
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,595,638
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                         |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    4.34%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 863314100
______________________________________________________________________________
1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            LNA Capital Corp.                                       13-3635168
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,595,638
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,595,638
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,595,638
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                           |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    4.34%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 863314100
______________________________________________________________________________

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            James Mitarotonda
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                        |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,595,638
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,595,638
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,595,638
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                      |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    4.34%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 863314100
______________________________________________________________________________

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Starboard Value and Opportunity Master Fund Ltd.
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                         |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Cayman Islands
___________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     428,803
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        428,803
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    428,803
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                         |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.17%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 863314100
______________________________________________________________________________

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Parche, LLC                                              20-0870632
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                         |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     84,157
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        84,157
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    84,157
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                             |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.23%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 863314100
______________________________________________________________________________

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Admiral Advisors, LLC                                    37-1484525
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                         |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     512,960
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        512,960
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    512,960
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                         |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.4%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 863314100

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ramius Capital Group, LLC                               13-3937658
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                            |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     512,960
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        512,960
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    512,960
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                           |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.4%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IA, OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 863314100
______________________________________________________________________________

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            C4S & Co., LLC                                          13-3946794
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                               |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     512,960
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        512,960
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    512,960
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                             |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.4%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 863314100
______________________________________________________________________________
1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Peter A. Cohen
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                              |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
___________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      512,960
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              512,960
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    512,960
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                           |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.4%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
 __________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 863314100
______________________________________________________________________________
1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Morgan B. Stark
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCEOF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                           |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      512,960
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              512,960
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    512,960
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.4%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
_____________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 863314100
______________________________________________________________________________
1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Jeffrey M. Solomon
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                          |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      512,960
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              512,960
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    512,960
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                           |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.4%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 863314100
______________________________________________________________________________
1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Thomas W. Strauss
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                           |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      512,960
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              512,960
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    512,960
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.4%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

      This Amendment No. 1 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on February 1, 2006 (the "Statement") by and on behalf of Barington Companies Equity Partners, L.P. ("Barington") and others with respect to the common stock, par value $0.25 per share (the "Common Stock"), of The Stride Rite Corporation, a Massachusetts corporation (the "Company"). The principal executive offices of the Company are located at 191 Spring Street, P.O. Box 9191, Lexington, Massachusetts 02420.

Item 2.           Identity and Background.

      The second paragraph of Item 2(a)-(c) of the Statement is hereby amended and restated as follows:

      As of the date of this filing, the Reporting Entities are the beneficial owners of, in the aggregate, 2,108,598 shares of Common Stock, representing approximately 5.74% of the shares of Common Stock presently outstanding.

Item 3.           Source and Amount of Funds or Other Consideration.

      The information contained in Item 3 of the Statement is hereby amended and supplemented as follows:

      Since the filing of the Statement, the Reporting Entities purchased an aggregate of 38,700 shares of Common Stock. The amount of funds expended for such purchases was approximately $131,965.80 by Barington Companies Equity Partners, L.P., $197,948.70 by Barington Companies Offshore Fund Ltd. (BVI), $109,971.50 by Barington Investments, L.P., $92,381.75 by Starboard Value and Opportunity Master Fund Ltd. and $17,589.75 by Parche, LLC.

      All purchases of Common Stock by the Reporting Entities since the filing of the Statement were made in open market transactions. All transactions effected since the filing of the Statement are described in the Schedule attached hereto. All such purchases of Common Stock were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 4.           Purpose of Transaction.

      The information contained in Item 4 of the Statement is hereby amended and supplemented as follows:

      On February 23, 2006, Barington Companies Equity Partners, L.P. ("Barington") entered into an agreement with the Company, which agreement was subsequently amended on February 27, 2006 (such agreement, as amended, the "Extension Agreement"), which extended the deadline for timely delivering nominations of candidates for election to the Board of Directors of the Company at its 2006 Annual Meeting of Shareholders from the close of business on February 23, 2006 until 5:00 p.m. on February 28, 2006 (the "Extension Period"). A copy of the Extension Agreement is attached as Exhibit 99.3 hereto and incorporated herein by reference. During the Extension Period, Barington engaged in discussions with the Company concerning the size, membership and direction of the Company's Board of Directors.

      On February 28, 2006, the Company entered into a letter agreement (the "Agreement") with the Reporting Entities. Under the terms of the Agreement, the Company agreed to promptly begin the process of identifying a candidate for appointment to the Board of Directors as an additional director (the "New Director") who is mutually acceptable to the Company's Committee on the Board and the Reporting Entities. The Reporting Entities have submitted to the Company on a confidential basis a list of three candidates for consideration as the New Director.

      Under the Agreement, the Company agreed to increase the size of its Board of Directors to nine directors from its current size of eight directors not later than April 30, 2006 (the "Appointment Deadline"). Once the Committee on the Board and the Reporting Entities have reached agreement on the New Director, the Board will appoint the New Director as a Class II director. If the Board's Committee on the Board and the Reporting Entities have not agreed on a New Director by the Appointment Deadline, then the Board will appoint one of the three candidates submitted by the Reporting Entities.

      Under the terms of the Agreement, the Reporting Entities have agreed not to provide notice of any intention to nominate persons for election as directors at the Company's 2006 Annual Meeting of Shareholders. The Reporting Entities have also agreed to vote their shares in favor of the election of each of the Company's nominees for election as a director at the Company's 2006 Annual Meeting of Shareholders.

      The above description of the terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement which is attached as
Exhibit 99.4 hereto and incorporated by reference herein.

Item 5.           Interest in Securities of the Issuer.

      Items 5(a) and (b) of the Statement are hereby amended and restated as follows:

      (a) As of the date of this filing, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 679,187 shares of Common Stock, representing approximately 1.85% of the shares of Common Stock presently outstanding based upon the 36,752,006 shares of Common Stock reported by the Company to be issued and outstanding as of January 30, 2006 in its Form 10-K filed with the Securities and Exchange Commission on February 13, 2006 (the "Issued and Outstanding Shares"). As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 679,187 shares of Common Stock owned by Barington Companies Equity Partners, L.P.

      As of the date of this filing, Barington Companies Offshore Fund, Ltd.
(BVI) beneficially owns 506,182 shares of Common Stock, constituting approximately 1.38% of the Issued and Outstanding Shares. As of the date of this filing, Barington Investments, L.P. beneficially owns 410,269 shares of Common Stock, constituting approximately 1.12% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Offshore Fund, Ltd. (BVI) and the general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 506,182 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI) and the 410,269 shares of Common Stock owned by Barington Investments, L.P., representing an aggregate of 916,451 shares, constituting approximately 2.49% of the Issued and Outstanding Shares. As the Managing Member of Barington Companies Advisors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 410,269 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 506,182 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI). As the majority member of Barington Companies Investors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 679,187 shares of Common Stock owned by Barington Companies Equity Partners, L.P., representing an aggregate of 1,595,638 shares, constituting approximately 4.34% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 679,187 shares owned by Barington Companies Equity Partners, L.P., the 410,269 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 506,182 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 1,595,638 shares, constituting approximately 4.34% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 679,187 shares owned by Barington Companies Equity Partners, L.P., the 410,269 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 506,182 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 1,595,638 shares, constituting approximately 4.34% of the Issued and Outstanding Shares. Mr. Mitarotonda has sole voting and dispositive power with respect to the 679,187 shares owned by Barington Companies Equity Partners, L.P., the 410,269 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 506,182 shares owned by Barington Companies Offshore Fund, Ltd. (BVI). Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      As of the date of this filing, each of Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC beneficially own 428,803 and 84,157 shares of Common Stock, respectively, constituting approximately 1.17% and 0.23%, respectively, of the Issued and Outstanding Shares. As the investment manager of Starboard Value and Opportunity Master Fund Ltd. and the managing member of Parche, LLC, Admiral Advisors, LLC may be deemed to beneficially own the 428,803 shares and the 84,157 shares, respectively, of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, representing an aggregate of 512,960 shares, constituting approximately 1.4% of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC, Ramius Capital Group, LLC may be deemed to beneficially own the 428,803 shares and the 84,157 shares, respectively, of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, representing an aggregate of 512,960 shares, constituting approximately 1.4% of the Issued and Outstanding Shares. As the managing member of Ramius Capital Group, LLC, C4S & Co., LLC may be deemed to beneficially own the 428,803 shares and the 84,157 shares, respectively, of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, representing an aggregate of 512,960 shares, constituting approximately 1.4% of the Issued and Outstanding Shares. As the managing members of C4S & Co., LLC, each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 428,803 shares and the 84,157 shares, respectively, of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, representing an aggregate of 512,960 shares, constituting approximately 1.4% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 428,803 shares and the 84,157 shares, respectively, owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

      The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

      (b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph
(a), except that Messrs. Cohen, Stark, Solomon and Strauss have shared authority to vote and dispose of the shares reported as beneficially owned by them. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

      Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person's relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

Item 6. Contracts, Arrangements, Understanding or Relationships With Respect to Securities of the Issuer.

      Item 6 of the Statement is hereby amended and supplemented as follows:

      On February 28, 2006, the Reporting Entities entered into an Agreement with the Company, as described in Item 4, a copy of which is attached as Exhibit
99.4 hereto and incorporated herein by reference.

Item 7.     Material to be Filed as Exhibits.

      Item 7 of the Statement is hereby amended and supplemented as follows:

Exhibit No.         Exhibit Description

99.3       Extension Agreement, dated February 23, 2006, as amended on February
           27, 2006

99.4 Letter Agreement among The Stride Rite Corporation, Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd. (BVI), Barington Investments, L.P., Barington Companies Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, Starboard Value and Opportunity Master Fund Ltd., Parche, LLC, Admiral Advisors, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss dated February 28, 2006

                                   SIGNATURES

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  March 1, 2006

                                       BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                       By: Barington Companies Investors, LLC,
                                           its general partner


                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Managing Member

                                       BARINGTON COMPANIES INVESTORS, LLC


                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Managing Member


                                       /s/ James A. Mitarotonda
                                       -----------------------------------------
                                       James A. Mitarotonda


                                       BARINGTON COMPANIES OFFSHORE FUND, LTD.
                                       (BVI)


                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President


                                       BARINGTON INVESTMENTS, L.P.
                                       By: Barington Companies Advisors, LLC,
                                           its general partner

                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Authorized Signatory

                                       BARINGTON COMPANIES ADVISORS, LLC


                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Authorized Signatory

                                       BARINGTON CAPITAL GROUP, L.P.
                                       By:  LNA Capital Corp., its general
                                            partner

                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President and CEO


                                       LNA CAPITAL CORP.


                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President and CEO


                                       STARBOARD VALUE AND OPPORTUNITY MASTER
                                       FUND LTD.


                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory


                                       PARCHE, LLC
                                       By: Admiral Advisors, LLC, its managing
                                           member

                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory

                                       ADMIRAL ADVISORS, LLC
                                       By:  Ramius Capital Group, LLC, its
                                            sole member


                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory


                                       RAMIUS CAPITAL GROUP, LLC
                                       By:  C4S & Co., LLC, its Managing Member


                                       By: /s/ Jeffrey M. Solomon
                                          -------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Managing Member


                                       C4S & CO., LLC


                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Managing Member


                                       /s/ Jeffrey M. Solomon
                                       -----------------------------------------
                                       Jeffrey M. Solomon, individually and as
                                       attorney-in-fact for Peter A. Cohen,
                                       Morgan B. Stark, and Thomas W. Strauss

                                    SCHEDULE

         This schedule sets forth information with respect to each purchase of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.

Shares purchased by Barington Companies Equity Partners, L.P.

             Number of
Date           Shares         Price Per Share           Cost(*)
----         ---------        ---------------         -----------
2/21/2006        8,088            $14.225             $115,051.80
2/22/2006        1,200            $14.095             $16,914.00


Shares purchased by Barington Companies Offshore Fund, Ltd. (BVI)

              Number of
Date            Shares         Price Per Share          Cost(*)
----          ---------        ---------------        -----------
2/21/2006        12,132           $14.225             $172,577.70
2/22/2006        1,800            $14.095             $25,371.00


Shares purchased by Barington Investments, L.P.

             Number of
Date           Shares         Price Per Share           Cost(*)
----         ---------        ---------------         -----------
2/21/2006        6,740            $14.225             $95,876.50
2/22/2006        1,000            $14.095             $14,095.00


Shares purchased by Starboard Value and Opportunity Master Fund Ltd.

              Number of
Date            Shares        Price Per Share           Cost(*)
----          ---------       ---------------         -----------
2/21/2006        5,662            $14.225             $80,541.95
2/22/2006        840              $14.095             $11,839.80


Shares purchased by Parche, LLC

               Number of
Date            Shares        Price Per Share           Cost(*)
----           ---------      ---------------         -----------
2/21/2006        1,078            $14.225             $15,334.55
2/22/2006        160              $14.095             $2,255.20


----------


(*)    Excludes commissions and other execution-related costs.